Exhibit 99.1

Contact:	For news media – George Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101

PPL agrees to sell Maine hydroelectric assets to ArcLight Capital Partners

ALLENTOWN, Pa. (July 1, 2009) — PPL Corporation (NYSE: PPL) announced Wednesday (7/1) that its PPL Maine subsidiary has signed a definitive agreement to sell the majority of PPL Maine’s hydroelectric generation business to Black Bear Hydro Partners, LLC, an affiliate of ArcLight Capital Partners, LLC, for a total of approximately $95 million, subject to the receipt of various state and federal regulatory approvals and consents.
The total purchase price includes certain contingent consideration that would be realized upon completion of PPL’s previously announced sale, which is currently pending the receipt of certain state and federal regulatory approvals, of three other hydroelectric facilities to the Penobscot River Restoration Trust.
The sale to the ArcLight affiliate involves five hydroelectric generating facilities in Maine that produce a total of 23 megawatts of electricity and are 100 percent owned by PPL; and PPL’s 50 percent ownership interest in a separate 13-megawatt hydroelectric project, of which the other 50 percent is already owned by another ArcLight affiliate.
“As is the case with the pending sale of our Long Island generation business, these have been good assets for us in Maine but are not core to our concentrated generation positions in the PJM Interconnection and in the Northwest,” said William H. Spence, PPL’s executive vice president and chief operating officer.
The sale is expected to close later this year, following receipt of necessary regulatory approvals and consents. Spence said the sale is expected to result in a special after-tax gain in the range of $0.07 to $0.09 per share, including the contingent consideration. A portion of the gain would be recorded upon completion of the sale to the ArcLight affiliate later this year. The remaining portion of the gain would be recorded when PPL completes the sale of the other dams to the Penobscot River Restoration Trust. The sale to the ArcLight affiliate is expected to enhance PPL’s cash flow position and to be modestly accretive to the company’s earnings following the close of the transaction. PPL is not changing its current 2009 forecast of earnings from ongoing operations as a result of the sale.
The sale to the Penobscot River Restoration Trust originated in June 2004, when PPL agreed with a coalition of environmental groups, government agencies and the Penobscot Indian Nation on a settlement agreement that would provide the trust with the option to buy three of PPL’s other hydroelectric dams. The trust exercised this option in June 2008, and the sale is pending approval of federal and state government agencies.
The five 100 percent PPL-owned facilities involved in the ArcLight agreement are the Ellsworth, Medway, Milford, Orono and Stillwater hydroelectric plants. ArcLight also will acquire from PPL the 50 percent interest in the West Enfield project that it doesn’t already own.
PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.
ArcLight Capital Partners, LLC, is one of the world’s leading energy investment firms with more than $6.8 billion under management. ArcLight’s investment team has extensive energy investing experience, industry relationships and asset level knowledge. ArcLight is headquartered in Boston with offices in New York City, London and Luxembourg. More information about ArcLight can be found at http://www.arclightcapital.com.

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Certain statements contained in this news release, including statements with respect to future earnings, cash flow and business disposition, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; competition; accounting requirements; operating performance and costs of plants and other facilities; political, regulatory or economic developments and conditions; disposition proceeds; and regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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